EXHIBIT 21
Matrix Service Company
Subsidiaries

Matrix Service Inc., an Oklahoma corporation
Matrix Service Canada ULC, an Alberta, Canada unlimited liability corporation
Matrix North American Construction, Inc., an Oklahoma corporation
Matrix North American Construction, Ltd., a Canadian corporation
Matrix North American Construction, LLC, a Delaware limited liability company
Matrix SME Canada, Inc., a Delaware corporation
Matrix SME Canada ULC, a Nova Scotia, Canada unlimited liability corporation
Matrix PDM Engineering, Inc., a Delaware corporation
Matrix PDM, LLC, an Oklahoma limited liability company
Matrix Applied Technologies, Inc., a Delaware corporation
Matrix International Holding Company, Ltd., a British corporation
Matrix Applied Technologies, Ltd., a South Korean corporation
Matrix Applied Technologies, Pty. Ltd., an Australian corporation
River Consulting, LLC, a Louisiana limited liability company
Matrix Products and Services S. de R.L. de C.V., a Mexican limited liability variable stock corporation
Matrix Service VI, LLC, a U.S. Virgin Island limited liability company
Mobile Aquatic Solutions, Inc., an Oklahoma corporation
MSI Federal Contracting, LLC, a Delaware limited liability company
Houston Dynamics, LLC, a Qatar limited liability company
Matrix Service International, LLC, a Delaware limited liability company
Matrix Applied Technologies FZ-LLC, a UAE free zone company
Matrix PDM Engineering Ltd., a Nova Scotia limited company
Matrix Engineering & Technical Solutions, LLC, a Delaware limited liability company
Matrix Project Services, LLC, a Delaware limited liability company
Matrix Project Services Ltd. an Alberta, Canadian corporation
Matrix PDM Engineering B.V, a Netherlands private company with limited liability
Matrix International Engineering, LLP, a Delaware Limited-Liability Partnership